400 Collins Road NE
Cedar Rapids, Iowa 52498

Exhibit 99.1
News Release

Rockwell Collins achieves earnings per share of $1.03 for second quarter fiscal year 2009

•	Net income as a percentage of sales and operating cash flow increase despite a challenging market environment

CEDAR RAPIDS, Iowa (April 28, 2009) – Rockwell Collins, Inc. (NYSE: COL) today reported earnings per share of $1.03 for the second quarter of fiscal year 2009, level with the same period last year.  Earnings per share remained level despite a second quarter fiscal year 2009 sales decline of $48 million, or 4%, to $1.138 billion compared to sales of $1.186 billion a year ago.  The decline in revenues was primarily due to the effect of the global recession on the company’s Commercial Systems OEM and aftermarket customers and the timing of Boeing’s production ramp-up following their labor strike.  Incremental sales from business acquisitions contributed $12 million to total revenues.

Net income for the second quarter of fiscal year 2009 was $164 million, a decrease of 2% from $168 million during the prior year period.  Net income as a percentage of sales expanded to 14.4% from 14.2% despite the company’s lower revenue level and a higher effective tax rate for the second quarter of fiscal year 2009.  Total segment operating margins increased to 22.4% for the second quarter of fiscal year 2009 from 21.5% for the second quarter of fiscal year 2008.  Cash provided by operating activities for the six months ended March 31, 2009 increased to $137 million compared to $130 million reported for the same period last year and included a voluntary $75 million contribution to the company’s pension plan.

“The strength of our balanced portfolio and shared services operating model was clearly evidenced by the 90 basis point year over year improvement in our combined segment operating margins during our second quarter” said Rockwell Collins Chairman, President and Chief Executive Officer Clay Jones.  “Government Systems generated strong margins on continued top-line revenue growth, while Commercial Systems attained margins of 21% even with a 14% decline in revenues.”

Following is a discussion of fiscal year 2009 second quarter sales and earnings for each business segment.

Government Systems

Government Systems, which provides communication and electronic systems, products and services for airborne and surface applications to the U.S. Department of Defense, other government agencies, civil agencies, defense contractors and foreign ministries of defense, achieved second quarter sales of $613 million, an increase of $37 million, or 6%, compared to the $576 million reported for the same period last year.  Incremental sales from the acquisitions of Athena Technologies Inc. and SEOS Group Ltd. contributed a total of $10 million, or 2 percentage points of the Government Systems revenue growth.

Airborne solutions sales increased $32 million, or 8%, to $431 million. Incremental sales from acquisitions contributed $10 million to Airborne solutions revenue growth.  Organic sales increased $22 million, or 6%, due primarily to higher sales from simulation and training solutions, higher production sales on the Eurofighter Tranche 2 program, and higher development program revenues on the Common Range Integrated Instrumentation System (CRIIS) program.   Surface solutions sales increased $5 million, or 3%, to $182 million as higher sales from the Future Combat System (FCS) and Joint Precision Approach and Landing System (JPALS) programs were offset by lower data link systems revenues.

Government Systems’ second quarter operating earnings increased 26% to  $145 million, resulting in an operating margin of 23.7%, compared to operating earnings of $115 million, or an operating margin of 20.0%, for the same period last year.  The increase in operating earnings and margin were primarily due to incremental margin on higher sales and lower employee incentive compensation costs.

Commercial Systems

Commercial Systems, which provides aviation electronics systems, products and services to air transport, business and regional aircraft manufacturers and airlines worldwide, achieved second quarter sales of $525 million, a decrease of $85 million, or 14%, compared to sales of $610 million reported for the same period last year.

Sales to airlines and aircraft OEMs related to new aircraft production decreased $33 million, or 10%, to $295 million, as a result of the timing of Boeing’s return to full production rates following their labor strike and reduced production rates at business jet OEMs due to the impact of global macro-economic factors.  Aftermarket revenues decreased $34 million, or 14%, to $213 million due primarily to lower Boeing 787 simulator equipment sales as well as lower avionics service, support and hardware sales.  Wide-body in-flight entertainment products and systems sales declined $18 million, or 51%, to $17 million due to the company’s decision in 2005 to cease investing in those products.

Commercial Systems’ second quarter operating earnings decreased 21% to $110 million, delivering an operating margin of 21.0%, compared to operating earnings of $140 million, or an operating margin of 23.0%, for the same period a year ago.  The decrease in operating earnings was due primarily to lower sales volumes and the absence of royalty income benefiting the prior year quarter, partially offset by lower employee incentive compensation costs and lower research and development costs.

Corporate and Financial Highlights

General corporate expenses that are not allocated to the company’s business segments decreased $6 million, or 46%, to $7 million during the second quarter of fiscal year 2009 due to lower employee incentive compensation costs and other cost containment initiatives.  The company’s effective income tax rate of 31.7% for the second quarter of fiscal year 2009 was higher than the rate of 27.6% for the prior year period due primarily to the benefit in the first quarter of fiscal year 2008 from the resolution of certain tax matters partially offset by the lack of a full year availability of the Federal R&D Tax Credit.

During the second quarter of fiscal year 2009 the company paid down $56 million of its debt obligations and continued to return cash to shareholders as it paid dividends totaling $38 million, or 24 cents per share on its common stock.

Fiscal Year 2009 Outlook

Commenting on the market conditions affecting the company’s 2009 outlook, Mr. Jones said, “The combined pressure from a weak global economy, scarcity of aircraft financing, and high levels of used business jet inventories has resulted in dramatic production cuts by business jet manufacturers.  Additionally, the weak economy has caused a substantial impact on airlines given the sharp declines they have seen in cargo and premium passenger traffic.  The reality of continued declines in commercial end markets has caused us to again reduce our outlook for 2009.”

Regarding updates to the fiscal year 2009 outlook, Mr. Jones said, “Our revenue expectations for our Government Systems business remain unchanged from earlier in the year.  However, we are reducing our Commercial Systems revenue forecast to reflect an updated assessment of commercial aerospace market conditions.  The cumulative effect of these additional revenue reductions will have a greater incremental impact on operating earnings as we maintain our research and development spending at a constant level to meet ongoing customer commitments and preserve our longer-term growth opportunities.  However, as a result of our cost containment efforts, we still expect to achieve total operating margins of about 21.5%, or only about 50 basis points less than last year.“

The following table is a complete summary of the company’s fiscal year 2009 financial guidance, which is updated from the guidance provided on February 3, 2009:

• Total sales(1)	about $4.5 bil.
– Updated from	about $4.7 bil.

• Segment sales growth / (decline)
– Commercial Systems	about (18%)
• Updated from	about (10%)
– Government Systems(1)	about 8%

• Total segment operating margins	about 21.5%
– Updated from	about 22.5%

• Earnings per share	$3.70 to $3.90
– Updated from	$4.10 to $4.30

• Cash provided by operating activities	$625 mil. to $675 mil.
– Updated from	$675 mil. to $725 mil.

• Research & development costs	about $900 mil.

• Capital expenditures	about $150 mil.

(1)	Prior to the potential impact of the acquisition of DataPath, Inc. which is scheduled to close in May, 2009.

Business Highlights

Rockwell Collins signed agreement to acquire DataPath, Inc.
Rockwell Collins announced its intent to acquire DataPath, Inc., a global leader in creating satellite-based network communication solutions.  DataPath, which has more than 600 employees around the world, designs, integrates, manages and deploys satellite communication (SATCOM) systems for military and commercial customers. Its SATCOM solutions include multi-band SATCOM terminals, network control software to manage and control communication networks, and global field support services.

Rockwell Collins narrow body in-flight entertainment system selected by multiple airlines
Air Arabia, Air Europa, and CanJet Airlines have all selected Rockwell Collins dPAVES™ In-Flight Entertainment System for installation on their Airbus A320 and Boeing 737 aircraft.  In total, the three airlines will be installing Rockwell Collins’ dPAVES systems on 63 aircraft with options for 13 additional aircraft.

Oman Air selected Rockwell Collins avionics for next-generation 737 fleet
Oman Air has selected Rockwell Collins to provide avionics for its fleet of 12 next-generation Boeing 737 aircraft. Oman Air will also retrofit its current fleet of 9 next-generation Boeing 737 aircraft with Rockwell Collins Data Link products.

Rockwell Collins received a $450 million handheld GPS receiver contract
Rockwell Collins received a $450 million follow-on contract to provide Defense Advanced Global Positioning System Receivers (DAGRs) to the U.S. Air Force.  The contract calls for Rockwell Collins to provide these handheld GPS position and navigation receivers through 2016.

Rockwell Collins selected by U.S. Coast Guard to provide service and support for three new aircraft platforms
Rockwell Collins signed a 10-year extension to provide Performance Based Logistics (PBL) service and support for U.S. Coast Guard aircraft, including three new platforms. The contract is valued at $35 million.  The new PBL contract with the Coast Guard expands Rockwell Collins' support of their fleet from 112 aircraft to 213 aircraft.

Hainan Airlines selected Rockwell Collins to supply avionics for A320s
Hainan Airlines selected Rockwell Collins to provide a comprehensive package of communication, navigation and surveillance avionics for 13 new Airbus A320 aircraft. Deliveries are scheduled to begin in 2010.

Rockwell Collins navigation system selected for AeroVironment's Global Observer Unmanned Aircraft System
Rockwell Collins Athena 411 Inertial Navigation, Global Positioning, Air Data, Attitude, Heading, Reference System was selected by AeroVironment for their Global Observer. AeroVironment is developing Global Observer, a liquid hydrogen-powered Unmanned Aircraft System (UAS) that will fly at an altitude of 65,000 feet for up to seven days, for the U.S. Special Operations Command as well as for other military and civilian applications.

Lockheed Martin selected Rockwell Collins for F-22 avionics support
Rockwell Collins was awarded a Depot Activation contract by Lockheed Martin to provide test capability, training and integration support for F-22 avionics at Warner Robins Air Logistics Center. The contract is valued at $23.8 million.

Rockwell Collins to provide Helmet Mounted Displays for Land Warrior program
Rockwell Collins was selected by General Dynamics C4 Systems to provide approximately 1,500 Helmet Mounted Displays for the U.S. Army's Land Warrior integrated fighting system.

Conference Call and Webcast Details

Rockwell Collins Chairman, President and CEO Clay Jones and Senior Vice President and CFO Patrick Allen will conduct an earnings conference call at 9:00 a.m. Eastern Time on April 28, 2009.  Individuals may listen to the call and view management’s supporting slide presentation on the Internet at www.rockwellcollins.com.  Listeners are encouraged to go to the Investor Relations portion of the web site at least 15 minutes prior to the call to download and install any necessary software.  The call will be available for replay on the Internet at www.rockwellcollins.com through June 5, 2009.

Rockwell Collins is a pioneer in the development and deployment of innovative communication and aviation electronics solutions for both commercial and government applications.  Our expertise in flight deck avionics, cabin electronics, mission communications, information management and simulation and training is delivered by nearly 20,000 employees, and a global service and support network that crosses 27 countries.  To find out more, please visit www.rockwellcollins.com.

This press release contains statements, including certain projections and business trends, that are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995.  Actual results may differ materially from those projected as a result of certain risks and uncertainties, including but not limited to the health of the global economy and the commercial aerospace industry;  the continued deterioration in economic and financial market conditions, including the impact of credit tightening; the financial condition of our customers (including business jet OEMs); delays related to the award of domestic and international contracts; the continued support for military transformation and modernization programs; the impact of the global war on terrorism on U.S. government military procurement expenditures and budgets; changes in domestic and foreign government spending, budgetary and trade policies adverse to our businesses; market acceptance of our new and existing technologies, products and services; reliability of and customer satisfaction with our products and services; favorable outcomes on or potential cancellation or restructuring of contracts, orders or program priorities by our customers; customer bankruptcies and profitability; recruitment and retention of qualified personnel; performance of our suppliers and subcontractors; risks inherent in development and fixed price contracts, particularly the risk of cost overruns; risk of significant reduction to air travel or aircraft capacity beyond our forecasts; our ability to execute to our internal performance plans such as our productivity improvement and cost reduction initiatives; achievement of our acquisition and related integration plans; continuing to maintain our planned effective tax rates; our ability to develop contract compliant systems and products on schedule and within anticipated cost estimates; risk of fines and penalties related to noncompliance with laws and regulations; risk our pension plan assets will not achieve rates of return consistent with our long-term plan asset return assumptions or that the discount rates used to calculate our pension liability decline; our ability to win new business and convert those orders to sales within the fiscal year in accordance with our annual operating plan; and the uncertainties of the outcome of litigation, as well as other risks and uncertainties, including but not limited to those detailed herein and from time to time in our Securities and Exchange Commission filings. These forward-looking statements are made only as of the date hereof and the company assumes no obligation to update any forward-looking statement.

Media Contact:	Investor Contact:
Pam Tvrdy	Dan Swenson
319.295.0591	319.295.7575
pjtvrdy@rockwellcollins.com	investorrelations@rockwellcollins.com

ROCKWELL COLLINS, INC.
SEGMENT SALES AND EARNINGS INFORMATION
(Unaudited)
(in millions, except per share amounts)

	Three Months Ended		Six Months Ended
	Mar. 31		Mar. 31
	2009	2008	2009	2008

Sales
Government Systems	$613	$576	$1,187	$1,123
Commercial Systems	525	610	1,009	1,175
Total sales	$1,138	$1,186	$2,196	$2,298

Segment operating earnings
Government Systems	$145	$115	$285	$230
Commercial Systems	110	140	207	277
Total segment operating earnings	255	255	492	507

Interest expense	(3)	(5)	(7)	(10)
Stock-based compensation	(5)	(5)	(10)	(10)
General corporate, net	(7)	(13)	(13)	(23)

Income before income taxes	240	232	462	464

Income tax provision	(76)	(64)	(147)	(142)
Net income	$164	$168	$315	$322

Diluted earnings per share	$1.03	$1.03	$1.98	$1.96

Weighted average diluted shares outstanding	159.3	163.2	159.2	164.3

During the three months ended March 31, 2009 and 2008, the company’s effective income tax rate was 31.7% and 27.6%, respectively.  During the six months ended March 31, 2009 and 2008, the company’s effective income tax rate was 31.8% and 30.6%, respectively.  The lower effective income tax rate for the three and six months ended March 31, 2008 was primarily due to the resolution of certain tax matters that benefited those periods, partially offset by the differences in the availability of the Federal R&D Tax Credit during the three and six months ended March 31, 2009.

The following tables summarize total sales by product category and Commercial Systems’ sales by type of product or service for the three and six months ended March 31, 2009 and 2008 (unaudited, in millions):

	Three Months Ended		Six Months Ended
	Mar. 31		Mar. 31
	2009	2008	2009	2008

Government Systems’ sales by product category:
Airborne solutions	$431	$399	$834	$774
Surface solutions	182	177	353	349
Total	$613	$576	$1,187	$1,123

Commercial Systems’ sales by product category:
Wide-body in-flight entertainment products	$17	$35	$38	$76
All other air transport aviation electronics	242	285	441	545
Total air transport aviation electronics	259	320	479	621
Business and regional aviation electronics	266	290	530	554
Total	$525	$610	$1,009	$1,175

Commercial Systems’ sales by type of product or service:
Original equipment	$295	$328	$539	$611
Aftermarket	213	247	432	488
Wide-body in-flight entertainment products	17	35	38	76
Total Commercial Systems sales	$525	$610	$1,009	$1,175

Wide-body in-flight entertainment (Wide-body IFE) products relate to sales of twin-aisle IFE products and systems to customers in the air transport aviation electronics market.  All other air transport aviation electronics includes service and support sales for installed Wide-body IFE products.  The company has separated out its Wide-body IFE products sales to reflect the company’s decision in 2005 to shift research and development resources away from these products.  All periods have been presented consistent with the above description of air transport aviation electronics revenues.

ROCKWELL COLLINS, INC.
SUMMARY BALANCE SHEET
(Unaudited)
(in millions)

	Mar. 31,	Sep. 30,
	2009	2008
Assets
Cash and cash equivalents	$190	$175
Receivables	902	950
Inventories	993	970
Current deferred income taxes	142	139
Other current assets	87	104
Total current assets	2,314	2,338

Property	685	680
Goodwill and intangible assets	856	807
Other assets	316	319
Total assets	$4,171	$4,144

Liabilities and shareowners’ equity
Short term debt	$385	$287
Accounts payable	325	419
Compensation and benefits	187	295
Advance payments from customers	308	308
Product warranty costs	218	226
Income taxes payable	7	2
Other current liabilities	209	203
Total current liabilities	1,639	1,740

Long-term debt	233	228
Retirement benefits	497	600
Other liabilities	171	168

Shareowners' equity	1,631	1,408
Total liabilities and shareowners’ equity	$4,171	$4,144

ROCKWELL COLLINS, INC.
CONDENSED CASH FLOW INFORMATION
(Unaudited)
(in millions)

	Six Months Ended
	Mar. 31
	2009	2008
Operating Activities:

Net income	$315	$322
Adjustments to arrive at cash provided by operating activities:
Depreciation	54	50
Amortization of intangible assets	12	12
Stock-based compensation	10	10
Compensation and benefits paid in common stock	32	31
Tax benefit from the exercise of stock options	-	6
Excess tax benefit from stock-based compensation	-	(6)
Deferred income taxes	19	29
Pension plan contributions	(84)	(5)
Changes in assets and liabilities, excluding effects of acquisitions and foreign currency adjustments:
Receivables	35	(57)
Inventories	(43)	(116)
Accounts payable	(75)	(7)
Advance payments from customers	(14)	12
Compensation and benefits	(108)	(74)
Income taxes	39	(44)
Other assets and liabilities	(55)	(33)
Cash Provided by Operating Activities	137	130

Investing Activities:

Property additions	(74)	(75)
Acquisition of businesses, net of cash acquired	(28)	-
Acquisition of intangible assets	(1)	(5)
Other investing activities	-	(1)
Cash Used for Investing Activities	(103)	(81)

Financing Activities:

Purchases of treasury stock	(43)	(415)
Cash dividends	(76)	(52)
Increase in short-term borrowings	98	361
Proceeds from exercise of stock options	2	11
Excess tax benefit from stock-based compensation	-	6
Cash Used for Financing Activities	(19)	(89)

Effect of exchange rate changes on cash and cash equivalents	-	7

Net Change in Cash and Cash Equivalents	15	(33)

Cash and Cash Equivalents at Beginning of Period	175	231
Cash and Cash Equivalents at End of Period	$190	$198

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